SOUTHERN BANCSHARES (N.C.), INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                For the
                                             three months
                                            ended March 31,                  For the year ended December 31,
                                           --------------------------------------------------------------------------------
                                           1998        1997        1997       1996        1995        1994        1993
                                           ----        ----        ----       ----        ----        ----        ----
                                                                          (in thousands)
Net income before taxes                     $ 3,376       $ 837    $ 6,953     $ 5,491     $ 5,206     $ 5,090     $ 5,534
                                            ========      ======   ========    ========    ========    ========    =======

Fixed charges:
   Interest expense on deposits               4,656       4,309     18,229      16,933      15,410      10,638       8,551
   Interest expense on other borrowings         146          54        598         517         645         406         252
                                                ----         ---       ----        ----        ----        ----        ---

   Total                                    $ 4,802     $ 4,363    $18,827     $17,450     $16,055     $11,044     $ 8,803
                                            ========    ========   ========    ========    ========    ========    =======

Net income before taxes and fixed charges   $ 8,178     $ 5,200    $25,780     $22,941     $21,261     $16,134     $14,337
                                            ========    ========   ========    ========    ========    ========    =======

Net income before taxes and fixed charges
   excluding interest on deposits           $ 3,522       $ 891    $ 7,551     $ 6,008     $ 5,851     $ 5,496     $ 5,786
                                            ========      ======   ========    ========    ========    ========    =======

Earnings to fixed charges:
   Excluding interest on deposits             24.12x      16.5x      12.63x      11.62x       9.07x      13.54x      22.96x
   Including interest on deposits              1.70        1.19       1.37        1.31        1.32        1.46        1.63
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